Contact:	Corey Horsch
Vice President, Investor Relations
and Treasurer
(405) 225-4800

SONIC announces 27% increase to dividend program in fiscal 2017

OKLAHOMA CITY (August 4, 2016) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that its Board of Directors has approved the continuation of the Company's quarterly cash dividend program. Beginning in the first fiscal quarter of 2017, the Company expects to declare a quarterly dividend of $0.14 per share of common stock, which represents an increase of 27% from the current quarterly dividend of $0.11 per share.

"Our multi-layered growth strategy continues to generate significant cash to drive shareholder value," said Cliff Hudson, Sonic Corp. CEO. "Over the past three fiscal years, we have returned in excess of $370 million to shareholders through the combination of dividend payments and the repurchase of 13 million shares of our common stock, or approximately 23% of our outstanding shares. We believe the dividend program complements our repurchase program, providing an additional lever to deliver value to shareholders. We remain confident in the strength of the brand and in the ability of our business model to continue to drive strong future returns."

The Company completed its fiscal 2016 share repurchase program in July, spending $126 million during the fiscal year to repurchase more than 4.4 million shares of its common stock. As previously announced, the Board of Directors has authorized an additional $155 million repurchase program through the end of fiscal 2017.  Payment of a dividend of $0.11 per share is set for August 19, 2016 to shareholders of record as of the close of business on August 10, 2016.

Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the company's Board of Directors.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. Over more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated more than $6 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in today's youth. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn more about SONIC's Limeades for Learning initiative, please visit Limeadesforlearning.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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